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                                                        EXECUTION COPY 7/30/98

                                 DEVELOPMENT
                                      AND
                            DISTRIBUTION AGREEMENT


     AGREEMENT entered by and between Chronimed Inc., a Minnesota corporation ("CHMD") and Cell Robotics International, Inc., a Colorado corporation ("CRII") executed and deemed effective July 30th, 1998.

     WHEREAS, CRII has developed a first generation laser finger perforator device known as the Lasette I, and intends to develop with CHMD a second generation laser finger perforator device known as the Lasette II, and

     WHEREAS, CHMD and CRII intend that CRII will grant to CHMD and CHMD will exploit to the parties' mutual benefit the worldwide right to distribute, market and sell the Lasette I and Lasette II devices, and

     WHEREAS, CHMD and CRII intend that CRII will license to CHMD the worldwide, exclusive right to manufacture, distribute, market and sell certain disposable elements of Lasette I and Lasette II devices;

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

1.   DEFINITIONS
     -----------

     1.1 The term "Lasette I" shall be used generally to mean the laser finger perforator device intended for human use, to be utilized by health care providers in clinical settings, and designed and constructed to incorporate and exploit the patents, know-how, and engineering technologies more specifically defined in Schedule 1.1 hereto.

     1.2 The term "Lasette II" shall be used generally to mean the laser finger perforator device intended for human use, to be utilized by consumers in non-clinical settings, and designed and constructed to incorporate and exploit the patents, know-how, and engineering technologies more specifically defined in Schedule 3.1 hereto.

     1.3 The terms "Lasette I Disposable Lens Shield" and "Lasette II Disposable Lens Shield" (sometimes collectively referred to as "Lasette Disposables") shall mean devices designed and constructed to protect the Lasette unit laser lenses from vapor and particulate caused as a by-product of the laser finger perforation, incorporating and exploiting the patents, know-how, and engineering technologies more specifically defined in Schedules 1.3 and 3.1 hereto.

     1.4 The terms Lasette I, Lasette II, and Lasette Disposables shall include all existing products, patents, processes, plans, specifications, know-how and technologies pertaining to the Lasette I, Lasette II, and Lasette Disposables.

2.   GRANT OF DISTRIBUTION RIGHTS AND LICENSE
     ----------------------------------------

     2.1 Subject to the terms and conditions stated herein, CRII grants to CHMD an exclusive, worldwide right to distribute, market and sell the Lasette I and Lasette II products for human applications.

     2.2 Subject to the terms and conditions stated herein, CRII grants to CHMD an exclusive, worldwide license to make, have made, use, distribute and sell the Lasette Disposables.

     2.3 Subject to the terms and conditions stated herein, CRII grants to CHMD an exclusive, worldwide license to use the trademark "Lasette" in conjunction with CHMD's performance of its rights and obligations under this Agreement. CHMD's use of such trademarks shall be discretionary and it will have no obligation to use the Lasette trademark. In the event CHMD elects, to use, distribute, or sell the Lasette I or Lasette II devices under any names or marks other than Lasette, CHMD shall have exclusive ownership of and rights to such other names or marks and such ownership and rights shall survive termination of this Agreement for any reason.

     2.4 During the term of CHMD's rights of exclusivity herein, CRII shall not, for human applications, market, sell or distribute Lasette I, Lasette II, Lasette Disposables or substantially similar products to any third party or grant to a third party any rights with respect to any of the forgoing products in contradiction of any of the rights granted CHMD in this Agreement.
 During the term of CHMD's rights of exclusivity herein, CRII shall not, for non-human applications, market, sell or distribute Lasette I, Lasette II, Lasette Disposables or substantially similar products to any third party or grant to a third party any rights with respect to any of the foregoing products without the prior consent of CHMD, such consent to be reasonably given if such marketing, sale or distribution would not result in, or have the possibility of resulting in, the impairment of any of the rights granted CHMD in this Agreement.

     2.5 Subject to CHMD's performance of its obligations under this Agreement, CRII grants to CHMD the further right to sublicense or assign any CHMD rights licensed or granted in this Section 2; provided, however, that such sublicense or assignment shall be solely for the purpose of permitting CHMD to engage the services of Lasette Disposables manufacturers, sales representatives, dealers and other persons to assist CHMD in its performance under this agreement. Under no circumstances shall CHMD have the right to assign to any third party the exclusive right or non-exclusive rights granted herein without the express written consent of CRII.

     2.6 CRII and CHMD agree that CHMD receives no licenses or rights whatsoever, by implication or otherwise, with respect to any other CRII patents, patent rights, patent applications trademarks, technology or other intellectual property except as specifically granted herein; and upon termination of this Agreement, other than as to inventory in CHMD's possession at the time of termination, CHMD shall have no further right to distribute, market or sell the Lasette I, Lasette II or Lasette Disposables. Upon termination of this Agreement, CHMD shall retain the sole ownership of and rights to any manufacturing technologies, know-how, processes, or devices related to Lasette Disposables production independently developed by CHMD during the term of this Agreement.

     2.7 CRII shall promptly notify CHMD in writing of any new, enhanced, derivative or similar products (for human-use in performing laser perforation for drawing capillary blood) it develops or acquires related to laser perforator devices or material components thereof, and CHMD shall have a first right of refusal with respect to the exclusive rights to distribute, market and sell non-disposable any such products and devises, and to manufacture, market, distribute and sell any such disposable products and devices according to the terms herein. Upon receipt of such notification from CRII, CHMD shall have a period of 60 days in which CHMD has the exclusive right to negotiate with CRII in mutual good faith an agreement by which CRII conveys the above stated rights on terms generally consistent with those contained in this Agreement.

3.   DEVELOPMENT OF LASETTE II
     -------------------------

     3.1 The parties agree that the Lasette II will be developed generally in accordance with the plans, specifications and timetables attached hereto as
Exhibit 3.1 and deemed a part hereof. Any material deviation from such plans, specifications and timetables shall require the mutual consent of the parties.

4.   LASETTE PRODUCTION AND PURCHASE COMMITMENTS
     -------------------------------------------

     4.1 Subject to the various terms, conditions, and timetables provided in this Section 4, CRII will produce and sell to CHMD and CHMD will purchase from CRII all the Lasette I and Lasette II products CHMD may require.

     4.2 CHMD's obligation to purchase the stated minimum number of Lasette I units herein is conditioned upon attainment of and ongoing adherence to Lasette I product quality standards, and CHMD's obligation to purchase the stated minimum number of Lasette II units herein is conditioned upon attainment of and ongoing adherence to Lasette II product quality standards, all of which will be documented upon establishment. In the event the parties are unable to agree in good faith that the established product quality standards have been achieved in the production of the Lasette I within sixty days following the execution of this Agreement, or in the production of the Lasette II within sixty days following commencement of Selling Year Two, as defined below, then either CRII or CHMD shall have the right to terminate this Agreement, upon 30 days written notice to the other, pursuant to the terms of
Section 11.4.

     4.3 CHMD shall have the right to receive and CRII shall promptly provide to CHMD all communications between CRII and the FDA involving or affecting the products subject to this Agreement. CHMD shall have the right to communicate directly with the FDA, with the participation of a CRII representative, regarding any of the matters addressed herein.

     4.4 CHMD will purchase from CRII a minimum of 1,500 Lasette I units during Selling Year One, as defined in Section 4.6. CRII will charge CHMD a Lasette I price per unit equal to the lesser of $1,170.00 or 1.5 times CRII's unit production cost. CRII shall establish cost standards for the purpose of determining interim unit production costing which shall be reconciled quarterly to actual costs. Unit production costs incurred by CRII shall also be subject to increases from time to time upon 90 days prior written notice to CHMD to reflect actual increases in costs incurred by CRII for raw material, component parts and other costs associated with the production of product hereunder. Such cost increases will include, without limitation, any increases in the cost of the Erbium:YAG laser rod currently supplied by CRII's Russian supplier. CRII's notification of cost increase to CHMD shall identify the overall elements CRII's production costs and those elements subject to increase. CHMD's initial and ongoing obligation to purchase Lasette products under this Section 4.4 shall be subject to the conditions provided in Section 4.2.

     4.5 Notwithstanding the provisions of Section 4.4 to the contrary, in the event the price charged to CHMD for the Lasette I pursuant to the provisions of Section 4.4 is less than 1.20 times CRII's unit production cost, the parties agree to negotiate in good faith a new price per unit and, in the event the parties are unable to agree on a modified price per unit within thirty days, either party shall have the right to terminate this Agreement, upon 30 days written notice to the other.

     4.6 CHMD may, in its discretion, purchase Lasette II units in substitution of any or all of the Lasette I units to be purchased pursuant to
Section 4.4. In the event of such substitution, the total dollar value of combined Lasette I and Lasette II units purchased by CHMD shall be equal to the total dollar value of 1,500 Lasette I units as determined in Section 4.4.

     4.7 Subject to the conditions identified in Section 4.2, CHMD's commitment to purchase the 1,500 Lasette I (or dollar equivalent Lasette I and II units) will commence upon the later of (i) the development of a production-ready process for production of the Lasette I Disposable Lens Shield, or (ii) the achievement of the Lasette I quality standards identified in Section 4.2, and continue for a period of one year thereafter ("Selling Year One"). CRII will ship product on an approximate 125 unit per month basis and invoice CHMD upon shipment. Pricing terms will be net 30 days following date of invoice. CRII will maintain a 45 day inventory of Lasette I units during Selling Year One as determined by the average, rolling consumption rate during the preceding 90 day period. CHMD will provide CRII with a monthly, twelve month rolling forecast of Lasette I units.

     4.8 CHMD will purchase from CRII a minimum of 5,000 Lasette II units during Selling Year Two. CRII will charge CHMD a Lasette II price per unit equal to 1.9 times CRII's unit production cost. CRII shall establish cost standards for the purpose of determining interim unit production costing which shall be reconciled quarterly to actual costs. Unit production costs incurred by CRII shall also be subject to increases from time to time upon 90 days advance written notice to CHMD to reflect actual increases in costs incurred by CRII for raw material, component parts and other costs associated with the production of product hereunder. Such cost increases will include, without limitation, any increases in the cost of the Erbium:YAG laser rod currently supplied by CRII's Russian supplier. CRII's notification of cost increase to CHMD shall identify the overall elements CRII's production costs and those elements subject to increase. CHMD's initial and ongoing obligation to purchased Lasette products under this Section 4.8 shall be subject to the conditions provided in Section 4.2.

     4.9 In the event CRII's price to CHMD for the Lasette II shall exceed .70 times the established retail market price for Lasette II units, the parties shall negotiate in good faith a new price per unit and, in the event the parties are unable to agree on a modified price per unit within thirty days, either party shall have the right to terminate this Agreement upon 30 days written notice to the other.

     4.10 CHMD may, in its discretion, purchase Lasette I units in substitution for any or all of the Lasette II units to be purchased pursuant to Section 4.8. In the event of such substitution, the total dollar value of combined Lasette I and Lasette II units purchased by CHMD shall be equal to the total dollar value of 5,000 Lasette II units as determined in 4.8.

     4.11 CHMD's obligation to purchase Lasette II units under Section 4.8 shall commence upon expiration of Selling Year One, and continue for one year thereafter ("Selling Year Two"). In the event the conditions identified in
Section 4.2 have not occurred with respect to the Lasette II prior to commencement of Selling Year Two, CRII will have 60 days to achieve the Lasette II standards identified in Section 4.2, during which time CHMD shall have no minimum purchase obligation with respect to Lasette I or Lasette II products. CRII's failure to achieve the necessary Lasette II standards identified in Section 4.2 within such 60 day period shall be grounds for termination of this Agreement by either party, upon 30 days written notice to the other.

     4.12 CHMD will provide CRII with a twelve month Lasette II order forecast 90 days prior to the commencement of Selling Year Two. CRII will ship Lasette II products on an approximate 417 units per month during Selling Year Two and pricing terms will be net 30 days following invoice date. Following commencement of Selling Year Two, and on an ongoing basis thereafter, CHMD will provide CRII with a monthly, twelve month rolling forecast of Lasette II unit orders. CRII will provide all Lasette II ordered units on a ninety-day shipment schedule. CRII will maintain a 30 day inventory of Lasette II units during Selling Year Two as determined by the average, rolling consumption rate during the preceding 90 day period. The rolling forecast and shipment schedule processes established in this Section shall apply to any annual purchase periods following Selling Year Two.

     4.13 The parties shall meet 120 days prior to the end of the Selling Year Two, and any annual purchase period thereafter, to establish mutually acceptable pricing and targeted production and order volumes to apply to the next following annual purchase period. In the event the parties are unable to agree to pricing and targeted production and order volumes before ninety days prior to the end of the then current purchase period, then (i) CHMD shall have the right to require CRII to produce and sell to CHMD up to 125% times the average monthly volume of Lasette II units (or dollar equivalent of combined Lasette I and Lasette II units) purchased by CHMD during the then ending selling year, and (ii) CRII shall have the right to require CHMD to purchase not less than 75% times the average monthly volume of Lasette II units (or dollar equivalent of combined Lasette I and Lasette II units) sold to CHMD during the then ending selling year.

     4.14 CRII shall provide CHMD with initial training, technical assistance, information and support without charge to facilitate the marketing and sale of the Lasette I, Lasette II, and Lasette Disposables products. CRII will provide CHMD with additional technical support and participate in market development activities beneficial to CRII's continuing enhancement of Lasette products, all as CHMD may reasonably request. CHMD shall be responsible for the costs of any ongoing training requested by CHMD.

     4.15 CRII shall provide CHMD bench testing station capable of testing Lasette I and Lasette II units to assess product compliance with specifications and quality standards. CHMD may reject or return to CRII any Lasette I or Lasette II products which fail to be in saleable condition or which are returned by customers and subsequently determined by CHMD to be defective. CHMD shall notify CRII of any defective product returned by customers, or otherwise determined by CHMD not to be saleable, within 30 days following such return or determination. CHMD shall have no obligation to pay CRII for defective or non-saleable products unless or until such products shall have been replaced or repaired by CRII, with the costs of shipping, replacement or repair to be born by CRII.

     4.16 In the event any Lasette I or Lasette II products shall be recalled due to violation of any law, rule, or FDA standard, or due to any defect in design or manufacture, CRII shall bear all costs and expenses of recall including, without limitation, shipping expenses and purchaser notification. The occurrence of any such recall shall be deemed a failure to maintain the quality standards required under Section 4.2.

     4.17 CHMD shall use its best efforts to distribute and market the Lasette I and Lasette II in a high quality, technically correct manner and in such a way as to not detract from the image and reputation of CRII, and to protect CRII's proprietary rights therein. All marketing of the Lasette I and Lasette I shall include appropriate copyright, trademark and proprietary mark notices.

     4.18 CHMD shall furnish to each customer CRII's "standard warranty" covering the Lasette I and Lasette II and Lasette Disposables design and
materials.   Such standard warranty shall contain a statement to the effect that no one is authorized to make any warranty or representation other than set forth in the standard warranty and that the customer may not rely on any other warranty or representation. CHMD shall make no representation regarding the Lasette I or Lasette II except as provided in product descriptions, user manuals or promotional materials provided by CRII. CHMD warrants that it will make no false or misleading claims or commitments concerning the performance or capabilities of the Lasette I or Lasette II. CHMD agrees to indemnify, defend and hold harmless CRII from any and all losses incurred by CRII as a result of any false or misleading claims or commitments by CHMD. It is expressly understood that CRII shall have no obligation or liability whatsoever to any customer or end user of the Lasette I or Lasette II except for breaches of any express or implied warranty given by CRII and except as may be provided for by the express terms of this Agreement.

     4.19 In connection with the manufacture and sale of Lasette disposables, CHMD shall provide customers with a standard warranty which will provide, at a minimum, that such products are warranted against defect in workmanship for a period of not less than 90 days following the date of sale. CHMD shall make no warranty regarding Lasette Disposables design or materials. Except as to design and materials, CHMD shall be solely and exclusively liable for any and all warranty claims made or asserted in connection with the manufacture or sale of the Lasette Disposables and agrees to indemnify, defend and hold harmless CRII from any liability or obligation with respect thereto.

     4.20 During the term of this Agreement, CHMD covenants to and with CRII, its successors and assigns, that it will not directly or indirectly engage or become interested financially or otherwise in any business which manufactures, markets, distributes or sells a laser skin perforator or any other laser product that is competitive with the Lasette I or Lasette II; nor shall CHMD directly or indirectly conduct research or development on its own behalf or on behalf of any third party related to the development of any laser inventions or products which are substantially the same as or competitive with the Lasette I or Lasette II; nor shall CHMD directly or indirectly engage in the manufacture, marketing or sale of any laser product which is substantially the same as, similar or competitive to the Lasette I or Lasette II, unless or until CRII conveys non-exclusive rights to any such products to a third party pursuant to the terms of Section 2.7, in which case CHMD shall be entitled to compete with any products for which rights have been conveyed. This Section
4.20 shall not preclude CHMD subsidiary or affiliated companies from selling solely at retail stores products which may be deemed competitive with the Lasette or similar laser products.

5.   LASETTE  DISPOSABLE ROYALTIES
     -----------------------------

     5.1 CHMD shall pay to CRII a royalty on all CHMD sales of Lasette Disposables Film. CHMD's royalty payment shall be equal to 8% of Net Revenues derived from Lasette I Disposable Lens Shield. Royalties shall be due only on Lasette I Disposables manufactured using multiple cavity molds. Lasette Disposables "Net Revenues" shall be defined as gross sales minus any discounts, rebates, allowances or returns. All royalties shall be paid quarterly on or before the last day of the month following the end of a royalty quarter. Royalties shall be deemed earned upon receipt of customer payment by CHMD. Due to unknown parameters associated with production costs, marketing and sales strategy, the royalty payment for the Lasette II Disposable will be decided within 60 days following the parties' determination of their respective production costs of the Lasette II and Lasette II Disposable. The Lasette II Disposable royalty rate to be agreed upon shall be no greater than 15% nor less than 5%. Considerations of the rate will include sales volume, profits on the Lasette II, and profits on the Lasette II Disposable.

     5.2 CHMD shall furnish CRII, with each royalty payment, a statement specifying the total Lasette Disposables unit sales for which royalties have been earned during the royalty quarter and the corresponding royalties paid. CHMD will at all times keep and maintain complete and accurate books of accounting containing records of Lasette Disposables Film sales, billing, and accounts receivable data in sufficient detail to enable royalties payable to be computed and verified. CHMD will permit CRII or its representatives to inspect such records upon reasonable notice to CHMD.

6.   ACQUISITION OF STOCK
     --------------------

     6.1    Upon execution of this Agreement, CHMD shall pay into escrow
Three Hundred Thousand Dollars ($300,000.00) and CRII shall endorse for transfer and deposit into escrow shares of fully paid and non-assessable CRII common stock, according to the various terms herein. The CHMD escrowed funds shall be released to CRII, and the CRII escrowed stock shall be released to CHMD, upon the achievement of the Lasette I quality standards as established
and required under Section 4.2.   The price per share of the CRII stock to be
escrowed and subsequently issued to CHMD shall be equal to the lesser of $2.06 or the closing price per share of CRII stock as publicly quoted on the date of execution of this Agreement.

     6.2 Concurrent with execution of this Agreement, in consideration of the various covenants and agreements of CHMD provided herein, CRII and CHMD shall enter into a subscription agreement whereby CHMD will agree to acquire additional CRII common stock having a total value of $300,000.00. Upon successful completion of the Lasette II Beta prototype, CHMD will acquire an additional $150,000.00 worth of CRII Rule 144 stock. Upon successful completion of the development phase (defined as FDA clearance of a Chronimed accepted product), CHMD will acquire an additional $150,000.00 worth of CRII Rule 144 stock. The form of the subscription agreement to be executed and delivered, establishing the parties' various rights and obligations associated therewith, is attached as Schedule 6.2 hereto, is incorporated herein and deemed a part hereof.

     6.3 All of the funds paid by CHMD to CRII under Section 6.1, and any funds received by CRII as a result of CHMD's performance of the subscription agreement under Section 6.2, shall be dedicated and applied by CRII to the development of the Lasette II device according to the development plans and
schedules established in Section 3.   CHMD shall have the right, upon
reasonable notice, to inspect CRII's financial records evidencing receipt, management and expenditure of the above funds.

     6.4 The shares of CRII common stock issued to CHMD shall be subject to transfer by CHMD only in accordance with the restrictions stated herein and applicable securities laws. CHMD may not transfer such shares unless or until
(i) there is an effective registration covering the issued shares under the Securities Act of 1933 and any applicable state securities laws, (ii) CRII receives an opinion of counsel, acceptable to its board of directors or agents, stating that the proposed transfer is exempt from registration under the Securities Act of 1933 and any applicable state securities laws, or (iii) the transfer is made pursuant to Rule 144 of the Securities Act of 1933. Upon written request of CHMD, to occur on no more than one occasions, CRII will cause shares of the stock held by CHMD to be registered under the Securities Act of 1933. CHMD may request additional registration(s), in which case CRII assist in and CHMD shall bear the costs of such registration(s).

     6.5 Upon CRII's issuance to CHMD of the shares identified in Section 6.1, and upon CHMD's request, CRII's directors shall appoint a CHMD designated representative as a director of CRII. Upon the next following election by CRII shareholders of CRII directors, and during the term of this Agreement so long as CHMD owns at least 150,000 shares of CRII stock at every subsequent election of CRII directors, CRII shall nominate and recommend such CHMD representative for election by the CRII shareholders to the CRII board. In the event CHMD does not request a board seat or the CRII shareholders fail to elect the CHMD representative to serve as a director, CRII shall, until a CHMD representative is elected or re-elected, permit the CHMD representative to audit all CRII board of director and board committee functions, including but not limited to attendance at and participation in all meetings, receipt of all notices directed to directors and committee members, and receipt of all information, reports, data, and the like provided to directors and committee members. Any representative designated by CHMD for such participation shall be subject to reasonable approval by CRII and both CHMD and the designated representative shall enter into any appropriate agreements protecting confidential or proprietary information for the benefit of CRII or third parties.

7.   CRII COVENANTS, REPRESENTATIONS, AND WARRANTIES
     -----------------------------------------------

     7.1 CRII has not knowingly withheld from CHMD, during the course of CHMD's due diligence investigation of CRII or at any other time, any material facts relating to the Lasette I, Lasette II, or Lasette Disposables products or technologies, CRII's business, operations, financial condition or prospects. No representation or warranty in this Agreement or in any certificate, exhibit, schedule, statement or other agreement instrument or document furnished by CRII under or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

     7.2 CRII is and will remain the record and beneficial owner or exclusive licensee of all right, title and interest in and to any patents, copyrights, mask works, trademarks, service marks, trade names, logos, trade secrets, know-how, inventions, designs, processes, computer programs, technical data and other intellectual property, whether registered or unregistered, and all registrations and applications for any of the foregoing, relating to the Lasette I, Lasette II, and Lasette Disposables , without any conflict with the industrial or intellectual property rights of others and free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims. The provisions of this Section 7.2 shall not be construed to constitute a representation or warranty by CRII that the manufacture, distribution and sale of the Lasette I, Lasette II and Lasette Disposables either are or will be subject to protection under any applicable patent, copyright, trademark or other laws applicable to intellectual property and unfair competition. CRII expressly disclaims any such representation or warranty, now or in the future. In the event any of the Lasette I, Lasette II, Lasette Disposables or components thereof are or become capable of protection under any applicable patent, copyright, trademark or other laws applicable to intellectual property and unfair competition, CRII in the case of intellectual property rights owned or to be owned by CRII, and CHMD in the case of intellectual property rights owned or to be owned by CHMD will obtain such protection or enforce its proprietary rights with respect thereto.

     7.3 The use, license or sale of the Lasette I, Lasette II, and Lasette Disposables products and technologies, as intended herein, to the best of CRII's knowledge does not infringe, induce or contribute to the infringement of, violate or otherwise conflict with any patent, trademark, copyright or trade secret or intellectual property right belonging to any other person in either the U.S. or any other country.

     7.4 The Lasette I and Lasette II products shall be (i) manufactured consistent with the standards established in Section 4.2 and in accordance with high quality control standards and procedures appropriate for medical devices of this nature, (ii) free from all material defects in design, workmanship and materials, of merchantable quality, fit for the particular purpose intended, and (iii) manufactured in accordance with all applicable federal, state, laws, rules, or regulations including, but not limited to, FDA requirements.

     7.5 The execution and delivery by CRII of this Agreement and any other documents contemplated hereby, and the performance by CRII of any of its obligations herein will not conflict with, result in a breach or violation of the terms or conditions of, or constitute a default under any contract or agreement of CRII, its Articles of Incorporation or By-laws, or any order, judgment, statute, rule or regulation to which CRII is subject.

     7.6 The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors of CRII and this Agreement constitutes a valid and binding agreement of CRII in accordance with its terms.

8.   CHMD COVENANTS, REPRESENTATIONS, AND WARRANTIES
     -----------------------------------------------

     8.1 CHMD has not knowingly withheld from CRII, during the course of CRII's due diligence investigation of CHMD or at any other time, any material facts relating to CHMD's business, operations, financial condition or prospects. No representation or warranty in this Agreement or in any certificate, exhibit, schedule, statement or other agreement, instrument or document furnished by CHMD under or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

     8.2 CHMD has the ability to distribute, market and sell the Lasette I and II and Lasette Disposables worldwide and will diligently pursue same.

     8.3 The Lasette Disposables shall be (i) manufactured in accordance with high quality control standards and procedures appropriate for medical devices of this nature, (ii) free from all defects in workmanship, of merchantable quality, fit for the particular purpose intended, and (iii) manufactured in accordance with all applicable federal, state, laws, rules, or regulations including, but not limited to, FDA requirements.

     8.4 The execution and delivery by CHMD of this Agreement and any other documents contemplated hereby, and the performance by CHMD of any of its obligations herein will not conflict with, result in a breach or violation of the terms or conditions of, or constitute a default under any contract or agreement of CHMD, its Articles of Incorporation or By-laws, or any order, judgment, statute, rule or regulation to which CHMD is subject.

     8.5 The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors of CHMD and this Agreement constitutes a valid and binding Agreement of CHMD in accordance with its terms.

9.   INDEMNIFICATION
     ---------------

     9.1 CRII indemnifies and holds CHMD harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses) incident to any suit, action or proceeding arising out of or resulting from:

     (a) Notwithstanding the terms of Section 7.3, any action, proceeding, or claim involving an express or implied allegation that the parties' exploitation of any of the rights granted or licensed by CRII to CHMD herein constitutes infringement of intellectual property rights belonging to another person;

     (b) The existence, operation or use of the Lasette I or Lasette II products, based upon alleged defects in design, material, or workmanship;

     (c) The breach or inaccuracy of any warranty or representation by CRII herein;

     (d) Any breach or failure to perform by CRII of any material term, covenant, or condition herein;

     (e) Any act or omission of CRII, its officers, employees, or agents in the performance of its obligations or conduct of its business whether under this Agreement or otherwise; or

     (f) Any costs and expenses of an FDA recall including, without limitation, shipping expenses and purchaser notification.

     9.2 CHMD indemnifies and holds CRII harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses) incident to any suit, action or proceeding arising out of or resulting from:

     (a) The breach or inaccuracy of any warranty or representation by CHMD herein;

     (b) Any breach or failure to perform by CHMD of any material term, covenant, or condition herein;

     (c) Any act or omission of CHMD, its officers, employees, or agents in the performance of its obligations or conduct of its business whether under this Agreement or otherwise; or

     (d) The existence, operation or use of the Lasette Disposables based upon defects in workmanship.

     9.3 CRII and CHMD mutually shall have the right to institute action against third persons alleging infringement of any patent or patent rights incorporated in the Lasette Disposables products. Any action so instituted by the parties shall name both parties as plaintiffs or claimants and the parties shall contribute and participate equally in the expense of suit and distribution of any damages recovered. In the event the parties do not mutually agree to institute any such action, either party may institute action in its name only and the instituting party shall bear the expense of litigation and shall be entitled to retain all damages recovered in such action. Any commencement of action solely by CHMD alleging infringement of patents or patent rights conveyed to CHMD herein shall not cause a waiver or forfeiture of any other claim or remedy CHMD may have against CRII under CRII's representations, warranties, covenants, or obligations herein.

10.  INSURANCE
     ---------

     10.1 CRII agrees to keep in force throughout the duration of this Agreement Directors & Officers and General Commercial Liability, including product liability coverage, insurance coverage in the following amounts:
Directors and Officers insurance of $2,000,000, and General Commercial Liability insurance of $2,000,000, with a $10,000,000 umbrella. CRII's Product Liability policy shall name CHMD as an additional insured. CRII shall provide CHMD with current certificates of insurance evidencing such coverages. CRII will provide CHMD with at least 30 days written notice of any cancellation, non-renewal or amendment of such policies.

     10.2 CHMD agrees to keep in force throughout the duration of this Agreement Product Liability and Property Damage insurance coverage in amounts equivalent to coverages maintained by CRII. CHMD's Product Liability policy shall name CRII as an additional insured. CHMD shall provide CRII with current certificates of insurance evidencing such coverages. CHMD will provide CRII with at least 30 days written notice of any cancellation, non-renewal or amendment of such policies.

11.  TERM & TERMINATION
     ------------------

     11.1 This Agreement shall have an initial term of three years following the effective date and, unless either party provides the other written notice of intent not to renew at least ninety days prior to the last day of the initial or any renewal term, this Agreement shall automatically renew for successive one year terms.

     11.2 Except as provided for in Section 11.3, either party shall have the right to terminate this Agreement in the event of any of the following:

     (a) party breaches the Agreement and does not cure such breach within 30 days after notice from the non-breaching party specifying the nature of such breach.

     (b) The dissolution, insolvency, bankruptcy or appointment of a trustee or receiver for a party, whether voluntary or involuntary.

     11.3 In addition to the other provisions of this Agreement, in the event CHMD shall fail to purchase the minimum number of Lasette I and Lasette II units required under Sections 4.4 and 4.8, and such failure shall continue after 30 days' written notice, CRII shall have the right, at its sole election, to either (i) terminate this Agreement or (ii) modify the rights granted to CHMD under this Agreement from exclusive to non-exclusive. CRII's failure to reasonably meet minimum production volumes, product quality standards and timely shipping requirements, after 30 days written notice, shall be grounds for termination pursuant to this Section 11.3 In the event this Agreement is terminated pursuant to this Section 11.3, then CHMD may sell, and in which case CRII shall purchase, at fair market value within 30 days following termination, all manufacturing equipment, devices, materials, inventory, processes, know-how, and any other property owned by CHMD and applied to the production of Lasette Disposables.

     11.4 Termination of this Agreement for any reason shall not relieve a party of any obligation owing at the time of termination.

12.  CONFIDENTIALITY
     ---------------

     12.1 The parties acknowledge that the transactions herein will require the exchange of information which is or may be confidential or proprietary.
As used herein, the term "Confidential Information" shall mean (i) proprietary information of any of the parties; (ii) information marked or designated by any of the parties as confidential; (iii) information, whether or not in written form and whether or not designated as confidential, which is known to a party as being treated as confidential by the other party; and (iv) information provided to any party by third parties which any party is obligated to keep as confidential. Confidential Information includes, but is not limited to, discoveries, ideas, designs, specifications, drawings, techniques, models, data, programs, documentation, processes, know-how, customer lists, marketing plans, and financial and technical information. Confidential Information shall not include any information of a party now or hereafter voluntarily disseminated by that party to the public, or which otherwise becomes part of the public domain through lawful means.

     12.2 Each party hereby acknowledges that each party's Confidential Information is and shall continue to be the exclusive property of such party, whether or not disclosed or entrusted to the under this Agreement. Each party agrees to exercise the highest degree of care in safeguarding the Confidential Information of the other party against loss, theft, or other inadvertent disclosure, and agrees generally to take all steps necessary to ensure the maintenance of confidentialityb12.3 Upon termination of this Agreement, or as otherwise reasonably requested, each party agrees to deliver promptly to the owning party all Confidential Information of the owning party, in all forms and copies, that may be in the non-owning party's possession or under its control.

     12.4 Each party acknowledges that any disclosure of Confidential Information in violation of this Agreement will cause irreparable harm to the owning party. If a party fails to abide by the requirements of this Section 12, the other party will be entitled to specific performance immediate issuance of a temporary restraining order or preliminary injunction, and to judgment for any damages caused by such breach, as well as expenses and reasonable attorneys fees incurred in enforcement of these rights, in addition to and not to the exclusion of any other remedies provided in equity or at law.

     12.5 The terms of this Section 12, and the rights and obligations created herein, shall survive the termination of this Agreement for any reason.

13.  MISCELLANEOUS
     -------------

     13.1 This Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors, and assigns. Subject to Section 2.4, this Agreement and the various rights and obligations herein may not be assigned without the mutual written consent of the parties.

     13.2 Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery, 24 hours after deposit with an overnight express delivery service, or 72 hours after deposit in the United States mail, postage fully prepaid, addressed to the respective party:

If to CHMD:
Chronimed Inc.
10900 Red Circle Drive
Minnetonka,  MN  55343-9126
Attn: President

With copy to:
Chronimed Inc.
10900 Red Circle Drive
Minnetonka,  MN  55343-9126
Attn: General Counsel

If to CRII:
Cell Robotics International, Inc.
2715 Broadbent Parkway, NE
Albuquerque,  NM  87107
Attn: President


With copy to:
Clifford L. Neuman, Esq.
Neuman, Drennen & Stone, LLC
1507 Pine Street
Boulder,  CO  80302

or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

     13.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its choice of law provisions.

     13.4 This Agreement contains the entire understanding between the parties with respect to the subject matter herein and supercedes any prior understandings and agreements among them regarding the same.

     13.5 In the event of any action by a party under this Agreement to enforce any of its terms, it is agreed that the prevailing party shall be entitled to recovery of its costs and reasonable attorneys fees in bringing or defending such action.

     13.6 This Agreement or any section hereof shall not be construed against a party due to the fact that the Agreement or any section was drafted by that party.

     13.7 If any provision of this Agreement or application of a provision is held to be invalid or unenforceable, the remainder of this Agreement and the enforceability thereof shall not be affected by such determination.

     13.8 Any failure or delay by a party to enforce this Agreement or any right herein shall not constitute in any instance a waiver of such right or ability to obtain a permitted remedy.

     13.9 This Agreement may not be amended or supplemented except by a written instrument signed by the parties. Any action by a party contrary to or in modification of the terms of this Agreement shall not create a new agreement among the parties unless specifically consented to in writing by the non-acting parting.

CHRONIMED INC.                     CELL ROBOTICS INTERNATIONAL, INC.



By:                                By:
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Its:                               Its:
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